NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 19, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Inter-Atlantic Financial, Inc.,
Common Stock, Par Value $.0001,
and Units is being effected because the
Exchange knows or is reliably informed
that on October 9, 2009 the instruments
representing the securities comprising
the entire class of this security came
to evidence, by operation of law or
otherwise, other securities in
substitution therefore and represent
no other right except, if such be
the fact, the right to receive an
immediate cash payment.

The security was suspended by the
Exchange on October 9, 2009.